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                 CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
HMN Financial, Inc.



We consent to incorporation by reference in the registration statement (No. 33-88228) on Form S-8 of HMN Financial, Inc. of our report dated June 19, 1998 and the use of such report in the annual report on Form 11-K of HMN Financial, Inc. Such report relates to the statements of net assets available for benefits of the Home Federal Savings Bank Employees' Savings and Profit Sharing Plan as of December 31, 1997 and 1996, the related statements of changes in net assets available for benefits for each of the years in the three-year period ended December 31, 1997 and the related schedules as of and for the year ended December 31, 1997.

                         KPMG Peat Marwick LLP

June 24, 1998